Ally Financial Announces Agreement to Sell Remaining International Operations

•	Final sale transaction toward strategic plans to repay U.S. Treasury
•	Company focused on further strengthening the U.S. auto finance and direct banking franchises

DETROIT - Ally Financial Inc. (Ally) today announced that it has reached an agreement to sell its operations in Europe and Latin America, as well as its share in a joint venture in China, to General Motors Financial Company, Inc. (GM Financial), a wholly-owned subsidiary of General Motors Co. The transaction is subject to regulatory approvals and is expected to close in stages during 2013.  Ally will receive an approximately $550 million USD premium to tangible book value, which for the third quarter of 2012 was approximately $3.7 billion.  Based on the third quarter tangible book value for the combined operations, Ally would receive approximately $4.2 billion USD in proceeds from this transaction.

“In May, we began a process to pursue alternatives for our international operations in an effort to accelerate repayment plans for the U.S. Treasury’s remaining investment,” said Ally Chief Executive Officer Michael A. Carpenter. “This transaction represents the third and final agreement in recent weeks toward those goals, and, combined, these sales are expected to generate approximately $9.2 billion in proceeds.”

Carpenter continued, “Our goals were to find the best solution for each of the businesses, while also maximizing shareholder value, and we believe those goals have been achieved. Next, we are focused on completing each of these transactions and evaluating options to return capital to the U.S. Treasury.

“Going forward, we remain squarely focused on further strengthening and growing our leading U.S. automotive services and direct banking franchises,” said Carpenter. “We have strong momentum in these businesses, and continued successful execution of our strategic plans will enable these operations to further thrive.”

The transaction includes auto finance operations in Germany, the U.K., Austria, France, Italy, Switzerland, Sweden, Belgium, the Netherlands, Luxembourg, Brazil, Mexico, Colombia and Chile, as well as a 40 percent equity stake in a joint venture in China. The combined operations in Europe and Latin America represented approximately $16.1 billion in assets at the end of the third quarter 2012.

In October, Ally announced agreements to sell its Mexican insurance subsidiary, as well as its auto finance and deposit businesses in Canada. With the agreement to sell the operations in Europe, Latin America and the joint venture stake in China, Ally will have effectively exited the international markets. In total, these transactions are expected to generate proceeds of approximately $9.2 billion, based on third quarter 2012 tangible book value of $7.6 billion, which reflects a premium of approximately $1.6 billion, or 21 percent.

About Ally Financial
Ally Financial Inc. is a leading automotive financial services company powered by a top direct banking franchise. Ally's automotive services business offers a full suite of financing products and services, including new and used vehicle inventory and consumer financing, leasing, inventory insurance, commercial loans and vehicle remarketing services.  Ally Bank, the company's direct banking subsidiary and member FDIC, offers an array of deposit products, including certificates of deposit, savings accounts, money market accounts, IRA deposit products and online checking.  Ally's Commercial Finance unit provides financing to middle-market companies across a broad range of industries.

With approximately $182 billion in assets as of Sept. 30, 2012, Ally operates as a bank holding company.  For more information, visit the Ally media site at http://media.ally.com or follow Ally on Twitter: @ally.

Contact:

Gina Proia
646-781-2692
gina.proia@ally.com